UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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ASSOCIATED ESTATES REALTY CORPORATION
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January 28, 2015

Fellow AEC Employees,

As you may be aware, an Associated Estates shareholder, Land & Buildings, today held a public conference call regarding Associated Estates. Land & Buildings is an activist investor that previously announced its intention to nominate its own slate of candidates to stand for election to our company’s Board of Directors at our 2015 Annual Meeting of Shareholders.

We are proud of the outstanding portfolio of high-quality assets the Associated Estates management team has assembled over the past 10 years, as well as our fully-funded pipeline of active development projects that is poised to create significant, additional shareholder value.  Importantly, since this Board and management team has been in place, and because of your hard work, the Company has consistently delivered superior returns for shareholders, including industry leading total returns over the 10 years ended December 31, 2014 of 307% versus a peer average of 182%.

In addition, Associated Estates has delivered outstanding returns over the five and ten year periods ended May 30, 2014 (i.e., prior to Land & Buildings’ first letter to Associated Estates that was published on June 3, 2014.)

Source: KeyBanc Capital Markets Leaderboard May 30, 2014 (stock prices through May 30, 2014), Russell.com

We are confident the actions we have taken over the last ten years, and that we are continuing to take, are the best path forward for advancing the interests of the Company and all of its shareholders.

Associated Estates has a strong Board of Directors that has been actively implementing changes to drive shareholder value, including the recent director appointment of Douglas Crocker, a proven and trusted leader in the apartment business and REIT space. In addition, we look forward to bringing on to the Board two additional, highly-respected independent directors in 2015.

I want to emphasize that our Board and management team are committed to delivering value to shareholders, and will continue to take decisive actions to achieve that objective. We believe our outstanding track record of growth, operational excellence and shareholder value creation speak volumes, and that you all should be very proud of what we have accomplished together. We will continue to act in the best interests of shareholders, while advancing our efforts to optimize the Company’s portfolio and build on our progress. The most important thing you can do is remain focused on your day-to-day responsibilities and continue the excellent work that you do.

Please remember that, for Associated Estates, operational excellence is more than just a phrase. It is our focus every day, and that is reflected in how we present the Company to current and prospective residents: Great Living - It's What We Do®.

Finally, I want to remind everyone of our communications guidelines. If you receive any inquiries from the media, analysts or investors, please forward them to Amanda Petrak at APetrak@associatedestates.com.

Thank you for your unwavering commitment to Associated Estates and I look forward to continuing our success.

Sincerely,

/s/ Jeff Friedman

Jeffrey I. Friedman
President and Chief Executive Officer

Important Additional Information
Associated Estates, its directors and certain of its executive officers will be deemed to be participants in the solicitation of proxies from Associated Estates shareholders in connection with the matters to be considered at Associated Estates’ 2015 Annual Meeting. Associated Estates intends to file a proxy statement with the SEC in connection with any such solicitation of proxies from Associated Estates shareholders. ASSOCIATED ESTATES SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Associated Estates’ directors and executive officers in Associated Estates shares, restricted shares and options is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Associated Estates’ 2015 Annual Meeting. Information can also be found in Associated Estates’ Annual Report on Form 10-K for the year ended Dec. 31, 2013, filed with the SEC on Feb. 25, 2014. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Associated Estates with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Associated Estates’ website at www.associatedestates.com or by contacting Jeremy Goldberg, Vice President of Corporate Finance and Investor Relations at (216) 797-8715.